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As filed with the Securities and Exchange Commission on October 20, 2009

Registration No. 333-151822

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT No. 13 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGA MEDICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3845 (Primary Standard Industrial Classification Number)	41-1815457 (I.R.S. Employer Identification No.)
5050 Nathan Lane North Plymouth, MN 55442 Telephone: (763) 513-9227 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John R. Barr
President and Chief Executive Officer
AGA Medical Holdings, Inc.
5050 Nathan Lane North
Plymouth, MN 55442
Telephone: (763) 513-9227
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John B. Tehan, Esq. Kenneth B. Wallach, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	Alexander D. Lynch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common stock, $0.01 par value	15,812,500	$16.00	$253,000,000	$15,229.09

(1)
Including shares of common stock which may be purchased by the underwriters to cover overallotments, if any. See "Underwriting."
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933.

(3)
Previously paid.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        EXPLANATORY NOTE:    This Registration Statement on Form S-1 is being filed solely for the purpose to update exhibits.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby (other than underwriting discount). All amounts are estimates, except for the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee and the Nasdaq Global Market filing fee:

Registration fee—Securities and Exchange Commission	$15,229
Filing fee—Financial Industry Regulatory Authority	33,707
Listing fee—Nasdaq Global Market	130,000
Printing and engraving expenses	230,000
Legal fees and expenses	3,000,000
Accounting fees and expenses	860,000
Transfer agent and registrar fees	30,000
Liability insurance for directors and officers	400,000
Miscellaneous	101,064

Total	$4,800,000

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

        As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation, which will become effective upon the closing of this offering, includes provisions that (i) eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the Registrant to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

        As permitted by the Delaware General Corporation Law, the Amended and Restated Bylaws of the Registrant, which will become effective upon the closing of this offering, provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the Amended and Restated Bylaws are not exclusive.

        At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

        Reference is also made to Section 8 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

        We currently maintain liability insurance for our directors and officers. In connection with this offering, we expect to obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

        See also the undertakings set out in response to Item 17.

Item 15.    Recent Sales of Unregistered Securities

        The following table sets forth the securities sold by us since January 1, 2006 (after giving effect to the reverse stock split or the conversion of our Class A and Class B common stock and all of our Series A and Series B preferred stock into our common stock to occur immediately prior to completion of this offering).

Individual or Group Name	Type of Securities	Date of Sale	Preferred	Common	Debt	Total Consideration
David Jager	Class B common stock	June 19, 2007	None	559	None	$4,000
Jerilynn Rolbiecki	Class B common stock	June 21, 2007	None	839	None	$6,000
James Wiese	Class B common stock	October 15, 2007	None	5,594	None	$40,000
Wendy Pinor	Class B common stock	May 27, 2008	None	279	None	$2,000
Diane Hunt	Class B common stock	September 29, 2008	None	1,118	None	$8,000
Shanelle Zellinger Fernandez	Class B common stock	October 31, 2008	None	1,678	None	12,000
Keith Hug	Class B common stock	December 1, 2008	None	3,496	None	25,000
WCAS Capital Partners IV, L.P.	10% Senior Subordinated PIK Note due 2012	January 5, 2009	None	None	1	$13,121,000
WCAS Capital Partners IV, L.P.	Series B preferred stock	January 5, 2009	1,879	None	None	$1,879,000
Stephen Harrison	Class B common stock	January 16, 2009	None	1,118	None	$8,000
Debra Kwasek	Class B common stock	February 17, 2009	None	1,118	None	$8,000
Wendy Schweigert	Class B common stock	May 6, 2009	None	1,118	None	$8,000
George Bisker	Class B common stock	September 11, 2009	None	8,391	None	$60,000

        The above-described sales to WCAS Capital Partners IV, L.P. were made in reliance upon the exemption from registration requirements of Securities Act available under Section 4(2) of the Securities Act. Such sales to WCAS Capital Partners IV, L.P. did not involve any underwriters, underwriting discounts or commissions, or any public offering. The recipient of the securities in such transactions represented it is a sophisticated persons and that it intended to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such sales. We believe that WCAS Capital Partners IV, L.P. either received adequate information about us or had adequate access, through its relationships with us, to such information.

        All other sales described above were made pursuant to the exercise of stock options granted under the Registrant's 2006 Equity Incentive Plan to Registrant's officers, directors, employees and consultants in reliance upon the available exemption from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b) of the Securities Act. Among other things, the Registrant relied on the fact that, under Rule 701, companies that are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act are

exempt from registration under the Securities Act with respect to certain offers and sales of securities pursuant to "compensatory benefit plans" as defined under that rule. The Registrant believes that its 2006 Equity Incentive Plan qualifies as a compensatory benefit plan.

        The following table sets forth information on the stock options issued by us since January 1, 2006 (after giving effect to the 7.15 for 1.00 reverse stock split that will occur immediately prior to completion of this offering).

Date of Issuance	Number of Options Granted	Exercise Price	Grant Date Fair Value
April 27, 2006	1,615,819	$7.15	$7.15
May 19, 2006 to May 29, 2007	691,608	$7.15	$7.15
May 30, 2007 to October 22, 2007	292,307	$14.30	$14.23
October 23, 2007 to the date hereof	628,671	$19.66	$19.66

        No consideration was paid to the Registrant by any recipient of any of the foregoing options for the grant of such options. All of the stock options described above were granted under the Registrant's 2006 Equity Incentive Plan to the Registrant's officers, directors, employees and consultants in reliance upon the available exemption from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b) of the Securities Act. Among other things, the Registrant relied on the fact that, under Rule 701, companies that are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act are exempt from registration under the Securities Act with respect to certain offers and sales of securities pursuant to "compensatory benefit plans" as defined under that rule. The Registrant believes that its 2006 Equity Incentive Plan qualifies as a compensatory benefit plan.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        The attached Exhibit Index is incorporated herein by reference.

  (b)
  Financial Statement Schedules

 Report of Independent Registered Public Accounting Firm

The Board of Directors
AGA Medical Holdings, Inc.

        We have audited the consolidated financial statements of AGA Medical Holdings, Inc. (the "Company") as of December 31 2007 and 2008 and for the years ended December 31, 2006, 2007 and 2008. We have issued our report thereon dated March 20, 2009, (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 20, 2009

AGA Medical Holdings, Inc.

Schedule II
Valuation and Qualifying Accounts
Years Ended December 31, 2006, 2007 and 2008
(in thousands)

Description	Balance at Beginning of Period	Additions	Deletions	Balance at End of Period
Year Ended December 31, 2008:
Allowance for doubtful accounts	992	18	(77)	933
Reserve for inventory	1,883	1,265	(1,331)	1,817
Reserve for sales returns	7,226	1,312	(513)	8,025

Total	10,101	2,595	(1,921)	10,775
Year Ended December 31, 2007:
Allowance for doubtful accounts	588	754	(350)	992
Reserve for inventory	2,421	408	(946)	1,883
Reserve for sales returns	7,140	7,215	(7,129)	7,226

Total	10,149	8,377	(8,425)	10,101
Year Ended December 31, 2006:
Allowance for doubtful accounts	2,750	476	(2,638)	588
Reserve for inventory	2,692	2,298	(2,569)	2,421
Reserve for sales returns	14,759	7,977	(15,596)	7,140

Total	20,201	10,751	(20,803)	10,149

        All other schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in the financial statements and notes thereto.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   For the purpose of determining liability under the Securities Act to any purchaser if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (4)   For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment no. 13 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota on October 20, 2009.

AGA MEDICAL HOLDINGS, INC.
By:	/s/ JOHN R. BARR Name: John R. Barr Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 13 to the registration statement has been signed by the following persons in the capacities indicated on October 20, 2009.

Signature	Title

/s/ JOHN R. BARR John R. Barr	President and Chief Executive Officer (Principal Executive Officer)
* Brigid A. Makes	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Tommy G. Thompson	Chairman
* Franck L. Gougeon	Director
* Daniel A. Pelak	Director
* Paul B. Queally	Director

Signature		Title

* Terry Allison Rappuhn		Director
* Darrell J. Tamosuinas		Director
* Sean M. Traynor		Director
*By:	/s/ JOHN R. BARR John R. Barr Attorney- in- fact

 EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 13, 2009.)
2.1
Sale and Purchase Agreement, dated December 9, 2008, between AB Medica S.p.A., AGA Medical Italia S.r.l. and AGA Medical Corporation. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 31, 2009.)
3.1	Form of Amended and Restated Certificate of Incorporation of AGA Medical Holdings, Inc. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 20, 2009.)
3.2	Form of Amended and Restated Bylaws of AGA Medical Holdings, Inc. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 1, 2009.)
4.1
Third Amended and Restated Stockholders Agreement, dated as of October 20, 2009, by and among AGA Medical Holdings, Inc., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., the WCAS Stockholders as defined therein, Franck L. Gougeon, Gougeon Shares, LLC and The Franck L. Gougeon Revocable Trust Under Agreement Dated June 28, 2006. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 20, 2009.)
4.2
Amended and Restated Stock Purchase Agreement, dated as of July 28, 2005, by and among AGA Medical Corporation, Franck L. Gougeon and Welsh, Carson, Anderson & Stowe IX, L.P. and its co-investors listed therein. (Included as Exhibit 4.5 in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on July 20, 2009.)
4.3
Omnibus Amendment Agreement by and among AGA Medical Holdings, Inc., AGA Medical Corporation, Welsh, Carson, Anderson & Stowe IX, L.P. and Franck L. Gougeon, dated July 28, 2005, which constitutes Amendment No. 1 to the Amended and Restated Stock Purchase Agreement dated as of July 28, 2005 and Amendment No. 1 to the Stockholders Agreement dated as of July 28, 2005. (Included as Exhibit 4.7 in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
4.4
Amendment No. 2 to Amended and Restated Stock Purchase Agreement, dated as of June 20, 2008, by and among AGA Medical Corporation, Welsh, Carson, Anderson & Stowe IX, L.P. and its co-investors therein and Franck L. Gougeon. (Included as Exhibit 4.8 in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
4.5
Amended and Restated Registration Rights Agreement, dated as of April 21, 2008, by and among AGA Medical Holdings, Inc., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., the WCAS Investors as defined therein, Franck L. Gougeon, Gougeon Shares, LLC and The Franck L. Gougeon Revocable Trust Under Agreement Dated June 28, 2006. (Included as Exhibit 4.8 in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on November 24, 2008.)
4.6
First Amendment to Amended and Restated Registration Rights Agreement, dated as of January 5, 2009, by and between AGA Medical Holdings, Inc. and Welsh, Carson, Anderson & Stowe IX, L.P. (Included as Exhibit 4.9 in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on June 5, 2009.)
5.1	Opinion of Simpson Thacher & Bartlett LLP.
10.1
Amended and Restated Credit Agreement among AGA Medical Corporation, as borrower, AGA Medical Holdings, Inc., Lehman Commercial Paper Inc., Lehman Commercial Bank, Bank of America, N.A., Citicorp USA, Inc. and Wachovia Bank, National Association as lenders, Lehman Brothers Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Citigroup Global Markets Inc., as syndication agent and Lehman Commercial Paper Inc., as administrative agent, dated April 28, 2006. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on July 20, 2009.)

Exhibit Number	Description of Exhibit
10.2	AGA Medical Holdings, Inc. 2006 Equity Incentive Plan. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.3	Form of AGA Medical Holdings, Inc. 2008 Equity Incentive Plan. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on September 22, 2009.)
10.4
Deferred Prosecution Agreement, dated June 2, 2008, between AGA Medical Corporation and the U.S. Department of Justice. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.5	Consulting Agreement of Franck L. Gougeon, dated June 20, 2008. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.6
Transition Agreement dated as of June 20, 2008, between AGA Medical Corporation and Franck L. Gougeon. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.7	Amended and Restated Employment Agreement of Franck L. Gougeon, dated April 21, 2008. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.8	Engagement Letter of Franck L. Gougeon, dated June 20, 2008. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.9	Engagement Letter of Terry Allison Rappuhn, dated May 25, 2006. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.10	Engagement Letter of Daniel A. Pelak, dated June 1, 2006. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.11	Engagement Letter of Darrell J. Tamosuinas, dated May 6, 2006. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.12	Memorandum of Understanding between Secretary Tommy Thompson and AGA Medical Corporation. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.13
Summary of Proposed Terms of Employment between Secretary Tommy Thompson and AGA Medical Corporation, dated July 28, 2005. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.14	Employment Agreement of John R. Barr, dated September 19, 2005. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.15	Employment Agreement of Brigid A. Makes, dated October 2, 2006. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.16	Independent Contractor Agreement of Ronald E. Lund and Ronald E. Lund, LLC, dated June 1, 2007. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.17	Employment Agreement of Ronald Lund, dated July 1, 2008. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.18	Research Agreement with Dr. Kurt Amplatz, dated December 23, 2005. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 10, 2008.)
10.19	Royalty Agreement with Mr. Curtis Amplatz, dated April 22, 1996. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on September 10, 2008.)
10.20	Royalty Agreement with Mr. Curtis Amplatz, dated as of November 1, 2000. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on September 10, 2008.)

Exhibit Number	Description of Exhibit
10.21	Consent to Assignment of Royalty Agreements with Mr. Curtis Amplatz, dated January 5, 2007. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on September 10, 2008.)
10.22
Securities Purchase Agreement, dated as of July 28, 2005, between AGA Medical Corporation and WCAS Capital Partners IV, L.P. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on November 24, 2008.)
10.23
Amendment No. 1 to Securities Purchase Agreement, dated as of April 28, 2006, by and among AGA Medical Corporation and WCAS Capital Partners IV, L.P. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
10.24	Quit Claim Assignment from Mr. Curtis Amplatz, dated November 11, 2000. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on November 24, 2008.)
10.25
Securities Purchase Agreement, dated as of January 5, 2009, among AGA Medical Corporation, AGA Medical Holdings, Inc., WCAS Capital Partners IV, L.P. and Amplatzer Medical Sales Corporation. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on June 5, 2009.)
10.26
Reformation Agreement, dated as of December 30, 2008, between AGA Medical Corporation and Ronald Lund. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on June 5, 2009.)
10.27
Waiver and Consent under Securities Purchase Agreement by WCAS Capital Partners IV, L.P., dated as of October 20, 2009, to the Securities Purchase Agreement, dated as of January 5, 2009, among AGA Medical Corporation, AGA Medical Holdings, Inc., WCAS Capital Partners IV, L.P. and Amplatzer Medical Sales Corporation. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 20, 2009.)
21.1	Subsidiaries of AGA Medical Holdings, Inc. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 31, 2009.)
23.1	Consent of Ernst & Young LLP. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 20, 2009.)
23.2	Consent of Reconta Ernst & Young S.p.A. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 20, 2009.)
23.3	Consent of Simpson Thacher & Bartlett LLP. (Included in Exhibit 5.1.)
23.4	Consent of Easton Associates, LLC. (Included as Exhibit 23.3 in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on August 8, 2008.)
23.5	Consent of Mr. Jack P. Helms. (Included in Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on October 1, 2009.)
24.1	Power of Attorney. (Included in signature pages to Registration Statement on Form S-1 of AGA Medical Holdings, Inc. filed on September 10, 2008.)

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Report of Independent Registered Public Accounting Firm
Schedule II
SIGNATURES
EXHIBIT INDEX